                                                                   EXHIBIT 10.49

            AMENDMENT TO AGREEMENT FOR THE EXCHANGE OF COMMON STOCK

     This is an Amendment to the Agreement for the Exchange of Common Stock entered into among LAL Ventures Corp. now known as Cyberoad.Com Corporation, a Florida corporation (the "Issuer"), Eric P. Littman and Cyberoad.com Limited, a company organized under the laws of Ireland (the "Irish Company"). The Agreement for the Exchange of Common Stock is referred to as the "Agreement" and this Amendment thereto is called the "Amendment".

                                    RECITALS

     Pursuant to the terms of the Agreement, Issuer agreed to issue 8,710,410 shares of its common stock, the only class of securities which the Issuer had outstanding, to the Irish Company in exchange for 100% of the issued and outstanding shares of the Irish Company. That provision of the Agreement is not correct in that it was intended by the parties that the Issuer would issue 8,659,650 shares of its common stock in exchange for 100% of the issued and outstanding shares of Cyberoad.com (Isle of Man) Limited, a corporation organized under the laws of the Isle of Man (the "Manx Company"). The Agreement also provided for the delivery at closing of certificates representing 100% of the issued and outstanding stock of the Irish Company, which in fact did not occur since such stock always has been owned by the shareholders of the Irish Company who were not parties to the Agreement. 8,659,650 shares of the common stock of the Issuer in fact were issued to the Irish Company which became the record owner of those shares.

     The parties now wish to correct the errors contained in the Agreement.

     In consideration of the mutual promises herein contained and for other good and valuable consideration, the parties agree as set forth below.

     1. Upon execution of this Amendment by the parties, the Irish Company shall cause to be issued and delivered to the Issuer certificates representing 100% of the issued and outstanding shares of the Manx Company, duly registered in the name of the Issuer.

     2. Except as expressly amended by this Amendment, the terms of the Agreement shall remain in full force and effect. If there is any conflict between the terms of the Agreement and this Amendment, this Amendment shall control.

     3. The Issuer and the Irish Company represent and warrant to each other that the entry into this Amendment and the actions to be taken by each of them pursuant to this Amendment have been duly authorized.

     4. This Amendment may be executed in several counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Executed as of the 28th of October, 1999.

CYBEROAD.COM CORPORATION f/k/a                    CYBEROAD.COM LIMITED,
LAL VENTURES CORP.                                a company organized under
                                                  the law of Ireland


By: /s/ JOHN COFFEY                               By: /s/ JOHN COFFEY
    --------------------------                        ---------------------
      John Coffey, President                               President


/s/ ERIC P. LITTMAN
    --------------------------
         Eric P. Littman